UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2003

Simpson Manufacturing Co., Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-23804	94-3196943
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

4120 Dublin Boulevard, Suite 400, Dublin, CA 94568
(Address of principal executive offices)

(Registrant’s telephone number, including area code): (925) 560-9000

Item 9. Regulation FD Disclosure.

On October 21, 2003, Simpson Manufacturing Co., Inc. announced its third quarter 2003 earnings in a press release reproduced below:

PRESS RELEASE – October 21, 2003

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES THIRD QUARTER EARNINGS

Dublin, CA — Simpson Manufacturing Co., Inc. (the “Company”) announced today that its 2003 third quarter net sales increased 16.6% to $151,892,152 as compared to net sales of $130,292,752 for the third quarter of 2002. Net income increased 11.0% to $18,557,490 for the third quarter of 2003 as compared to net income of $16,715,142 for the third quarter of 2002. Diluted net income per common share was $0.74 for the third quarter of 2003 as compared to $0.67 for the third quarter of 2002. For the first nine months of 2003, net sales increased 16.3% to $414,809,124 as compared to net sales of $356,814,317 for the first nine months of 2002. Net income increased 14.3% to $47,263,999 for the first nine months of 2003 as compared to net income of $41,336,683 for the first nine months of 2002. Diluted net income per common share was $1.89 for the first nine months of 2003 as compared to $1.67 for the first nine months of 2002.

In the third quarter of 2003, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the southern and northeastern regions. Simpson Strong-Tie’s third quarter sales increased 18.6% over the same quarter last year, while Simpson Dura-Vent’s sales increased 3.8%. Lumber dealers and contractor distributors were the fastest growing Simpson Strong-Tie connector sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s Anchor Systems, engineered wood products and seismic and high wind related products had the highest percentage growth rates in sales. Sales of Simpson Dura-Vent’s gas vent, chimney and pellet vent products increased compared to the third quarter of 2002, while sales of its Direct-Vent product line decreased primarily as a result of the loss of the customer who began to supply these products from internal sources. The timing of the loss of this customer was expected and previously disclosed.

Income from operations increased 6.4% from $27,467,814 in the third quarter of 2002 to $29,227,811 in the third quarter of 2003 and gross margins decreased from 42.7% in the third quarter of 2002 to 39.7% in the third quarter of 2003. This decrease was primarily due to an increase in material costs as well as increased overhead. Selling expenses increased 17.8% from $10,510,011 in the third quarter of 2002 to $12,375,801 in the third quarter of 2003, primarily due to increased costs associated with the addition of sales personnel, including those related to the acquisition of MGA Construction Hardware & Steel Fabricating Limited and MGA Connectors Limited (collectively, “MGA”) in May 2003, and increased promotional activities. General and administrative expenses increased 5.7% from $17,718,054 in the third quarter of 2002 to $18,719,477 in the third quarter of 2003. This increase was primarily due to increased cash profit sharing, as a result of higher operating income, the recognition of stock option expenses in accordance with recently adopted accounting standards and increased cost associated with the addition of administrative employees, including those related to the acquisition of MGA. Partially offsetting the increase was a decrease in the bad debt expense related to the collection of previously reserved trade accounts receivable. The tax rate was 37.5% in the third quarter of 2003, down from 39.6% in the third quarter of 2002. The decrease was primarily due to tax credits for research and development and manufacturing investment in an enterprise zone related to the expansion of the Company’s facilities in Stockton, California.

In the first nine months of 2003, sales growth occurred throughout North America and Europe. The growth in the United States was strongest in the southern and western regions. Simpson Strong-Tie’s first nine months sales increased 18.0% over the same period last year, while Simpson Dura-Vent’s sales increased 5.1%. Lumber dealers, contractor distributors and homecenters were the fastest growing Simpson Strong-Tie connector sales channels. The sales increase was broad based across most of Simpson Strong-Tie’s major product lines. Simpson Strong-Tie’s engineered wood products, Anchor Systems and seismic and high wind related products had the highest percentage growth rates in sales. Sales of Simpson Dura-Vent’s gas vent and chimney products increased compared to the first nine months of 2002, while sales of its pellet vent products decreased.

Income from operations increased 12.0% from $68,432,655 in the first nine months of 2002 to $76,619,243 in the first nine months of 2003 and gross margins decreased from 41.1% in the first nine months of 2002 to 40.2% in the first nine months of 2003. The decrease in gross margins was primarily due to increased material costs. Selling expenses increased 12.8% from $32,173,275 in the first nine months of 2002 to $36,286,443 in the first nine months of 2003, primarily due to increased costs associated with the addition of sales personnel, including those related to the acquisition of MGA, and promotional activities. General and administrative expenses increased 17.4% from $45,924,023 in the first nine months of 2002 to $53,919,254 in the first nine months of 2003. This increase was primarily due to increased cash profit sharing, as a result of higher operating income, higher bad debt expense after consideration of the reversal of the allowance for doubtful accounts in 2002 related to a significant customer. The increase was also partially due to the recognition of stock option expenses in accordance with recently adopted accounting standards, increased professional fees and increased cost associated with the addition of administrative employees, including those related to the acquisition of MGA. The tax rate was 38.9% in the first nine months of 2003, down from 40.2% in the first nine months of 2002. The decrease was primarily due to tax credits for research and development and manufacturing investment in an enterprise zone related to the expansion of the Company’s facilities in Stockton, California.

In August 2003, the Company reported that Donald M. Townsend, President and Chief Executive Officer of its subsidiary, Simpson Dura-Vent Company, Inc., had announced his intention to retire. Mr. Townsend will remain in his position into January 2004. The Company has named Stephen P. Eberhard as Mr. Townsend successor. Mr. Eberhard has been employed by the Company since 1983, most recently as its Vice President of Information Technology.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Wednesday, October 22, 2003, at 6:00 am, Pacific Time. To participate, callers may dial 800-362-0574. The call will be webcast simultaneously as well as being available for approximately one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company’s operations and cause the Company’s actual results to be substantially different from the Company’s expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company’s products; (iii) materials and manufacturing costs; (iv) the financial condition of customers, competitors and suppliers; (v) technological developments; (vi) increased competition; (vii) changes in capital market conditions; (viii) governmental and business conditions in countries where the Company’s products are manufactured and sold; (ix) changes in trade regulations; (x) the effect of acquisition activity; (xi) changes in the Company’s plans, strategies, objectives, expectations or intentions; and (xii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this report. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company’s results of operations for the three and nine months ended September 30, 2003 and 2002, are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	(Unaudited)		(Unaudited)
	2003	2002	2003	2002

Net sales	$151,892,152	$130,292,752	$414,809,124	$356,814,317
Cost of sales	91,569,063	74,596,873	247,984,184	210,284,364
Gross profit	60,323,089	55,695,879	166,824,940	146,529,953

Selling expenses	12,375,801	10,510,011	36,286,443	32,173,275
General and administrative expenses	18,719,477	17,718,054	53,919,254	45,924,023

Income from operations	29,227,811	27,467,814	76,619,243	68,432,655

Interest income, net	440,887	218,579	677,644	693,310
Income before taxes	29,668,698	27,686,393	77,296,887	69,125,965

Provision for income taxes	11,111,208	10,971,251	30,032,888	27,789,282
Net income	$18,557,490	$16,715,142	$47,263,999	$41,336,683

Net income per share:
Basic	$0.75	$0.68	$1.92	$1.69
Diluted	$0.74	$0.67	$1.89	$1.67

Weighted average shares outstanding:
Basic	24,677,648	24,500,445	24,621,404	24,445,550
Diluted	25,123,587	24,811,435	25,013,987	24,782,141

Other data:
Depreciation and amortization	$4,392,557	$3,878,187	$12,495,918	$11,232,051
Pre-tax stock compensation expense	542,395	132,000	1,634,419	347,000

The Company’s financial position as of September 30, 2003 and 2002, and December 31, 2002, is as follows:

	September 30,		December 31,
	(Unaudited)		(Unaudited)
	2003	2002	2002

Cash and short-term investments	$141,115,271	$115,069,989	$121,001,667
Trade accounts receivable, net	87,150,342	71,797,232	55,313,885
Inventories	95,059,967	88,959,586	93,079,620
Other current assets	11,417,406	9,242,078	10,619,065
Total current assets	334,742,986	285,068,885	280,014,237

Property, plant and equipment, net	104,808,790	89,914,143	97,396,608
Other noncurrent assets	28,583,484	19,342,440	18,990,220
Total assets	$468,135,260	$394,325,468	$396,401,065

Trade accounts payable	$20,974,311	$19,973,306	$14,217,487
Notes payable and current portion of long-term debt	1,922,860	1,469,176	1,257,782
Other current liabilities	34,762,735	31,834,304	26,262,216
Total current liabilities	57,659,906	53,276,786	41,737,485

Long-term debt	5,320,972	5,360,514	5,479,834
Stockholders’ equity	405,154,382	335,688,168	349,183,746
Total liabilities and stockholders’ equity	$468,135,260	$394,325,468	$396,401,065

Simpson Manufacturing Co., Inc., headquartered in Dublin, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood-to-wood, wood-to-concrete and wood-to-masonry connectors and pre-fabricated shearwalls. Simpson Strong-Tie also offers a full line of adhesives, mechanical anchors and powder actuated tools for concrete, masonry and steel. The Company’s other subsidiary, Simpson Dura-Vent Company, Inc., designs, engineers and manufactures venting systems for gas and wood burning appliances. The Company’s common stock trades on the New York Stock Exchange under the symbol “SSD.”

For further information, contact Barclay Simpson at (925) 560-9032.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Simpson Manufacturing Co., Inc.
(Registrant)

DATE:	October 22, 2003	By	/s/ Michael J. Herbert
Michael J. Herbert
Chief Financial Officer